                           BURLINGTON RESOURCES INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                                 EXHIBIT 12.1
                                  (UNAUDITED)



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
                                                                  Six Months Ended
                                                                      June 30,
                                                              ------------------------
                                                              1994                1993
                                                              ----                ----
                                                        (In Thousands, Except Ratio Amounts)
Earnings:

  Income from Continuing Operations
   Before Income Taxes.............................     $        75,450   $         226,349

  Add:
   Interest and fixed charges......................              39,767              37,385
   Portion of rent under long-term operating
      leases representative of an interest factor..               2,249               2,425
                                                        ---------------   -----------------
  Total Earnings Available for Fixed Charges.......     $       117,466   $         266,159
                                                        ===============   =================


Fixed Charges:

  Interest and fixed charges.......................     $        39,767   $          37,385
  Portion of rent under long-term operating
   leases representative of an interest factor.....               2,249               2,425
  Capitalized interest.............................                 690               1,560
                                                        ---------------   -----------------
  Total Fixed Charges..............................     $        42,706   $          41,370
                                                        ===============   =================


Ratio of Earnings to Fixed Charges.................                2.75 x              6.43 x
                                                        ===============   =================

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